Exhibit 99.1

FOR IMMEDIATE RELEASE

CarChargingTM Completes Acquisition of EVPass® and its Electric Vehicle Charging Stations Throughout Central New York
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As Electric Car Sales Continue to Set Records, CarCharging Completes Acquisition of Second EV Charging Provider in New York

April 16, 2013 - Miami Beach, Fla. - Car Charging Group, Inc. (OTCQB: CCGI) (“CarCharging”), a nationwide provider of convenient electric vehicle (EV) charging services, announced the closing of its acquisition of EVPass LLC., which specializes in building destination and location networks for EV charging, and its Central New York Destination Location Network (“CNY Network”), from Synapse Sustainability Trust, Inc., a 501c-3 organization based in Syracuse, New York.

CarCharging now owns and operates the EV charging stations formerly operated by EVPass.  The EVPass charging stations were deployed in partnership with the New York State Energy Research and Development Authority ("NYSERDA”), and are strategically located throughout Central New York, including Syracuse, Rome, and the surrounding areas.  The destination locations are comprised of shopping malls, including DestinyUSA, one of the largest shopping malls in the Northeast; higher education institutions such as SUNY-ESF; venues such as the JFK Arena in Rome, NY and the Oncenter Convention Center in Syracuse, NY; as well as 39 downtown commuter parking locations in Syracuse, NY. CarCharging will also administer the pending NYSERDA grant awarded to EVPass, which includes installing EV charging stations throughout Upstate New York.

“Electric Vehicle sales continue to set records,” said Michael D. Farkas, CEO of CarCharging. “March 2013 was the best month of sales ever for the Nissan LEAF, surpassing even Renault-Nissan CEO Carlos Ghosn’s expectations, and Tesla’s Model S sold more than any other EV.  We intend to support the EV market by expanding the availability of EV charging services, not only in New York, but throughout the country.”

CarCharging also finalized the appointment of Eckardt C. Beck, the Executive Director of Synapse Sustainability Trust, to its Board of Directors.

“Mr. Beck has an extensive in background working with government agencies and private companies to develop environmental policies and programs, and we are extremely excited about having him join our Board of Directors,” said Mr. Farkas.

After developing the first ever Clean Air Act State Air Implementation Plan (SIP) in Connecticut, Mr. Beck served two US Presidents, and managed the national water and waste programs for the Environmental Protection Agency (EPA). He earned the Presidential Distinguished Executive Award for chairing the development of the National Toxic Strategy for the EPA, an environmental policy roadmap that has been followed for the past 40 years. Mr. Beck then moved to the private sector, where he founded and built the largest analytic testing and data processing laboratory in the USA. He also led the leveraged buyout of an environmental company listed on the New York Stock Exchange, and subsequently became the owner/operator of, among other things, the nation’s largest sewage treatment company.  Following successful exits from those businesses, Mr. Beck founded Synapse Partners, LLC, which is now the largest aggregator of environmental insurance in the USA. He also founded Synapse Sustainability Trust, Inc., which incubated the development of the trailblazing models of regional EV transportation, EVPass and the CNY Network.

Both CarCharging and EVPass utilize EV charging stations manufactured by ChargePoint®, which provide 240 volts with 32 amps of power to quickly recharge an EV’s battery. EV drivers can easily request CarCharging’s evCharge card online to initiate use and payment at any intelligent CarCharging station. The CarCharging card also allows drivers to use charging locations on the ChargePoint® Network, the largest national online network connecting EV drivers to EV charging stations.  Users can pinpoint EV charging station locations using the CarCharging map at www.CarCharging.com and the ChargePoint® mobile application for iPhone, Android, and Blackberry phones, which provides real-time charging station location information with turn-by-turn directions.

About Car Charging Group, Inc.
Car Charging Group, Inc. (OTCQB: CCGI) is a pioneer in nationwide public electric vehicle (EV) charging services at accessible and convenient locations. Headquartered in Miami Beach, Florida with offices in California, New York, Canada, and Spain, CarCharging is committed to creating a robust, feature-rich network for EV charging. CarCharging typically pays for all hardware, installation, maintenance and related services; therefore, eliminating initial capital costs for all property owners.

CarCharging has 65 strategic partnerships across various business sectors.  CarCharging’s partners manage or own a total of more than 6.5 million parking spaces, and include, but are not limited to Ace Parking, Central Parking, Equity One, Equity Residential, Walgreens, Simon Property Group, Pennsylvania Department of Environmental Protection, City of Miami Beach (FL), and the City of Santa Clara (CA).  CarCharging’s services utilize EV charging stations manufactured by ChargePoint®.

For more information about CarCharging, please visit www.CarCharging.com.

About EVPass
EVPass® LLC. specializes in building destination and location networks for electric vehicle (EV) charging.  The Central New York Destination Location Network (“CNY Network”), a system of 68 EV charging stations throughout central New York, including Syracuse, Rome, and the surrounding areas, was developed in conjunction with EVPass and deployed in partnership with the New York State Energy Research and Development Authority ("NYSERDA").  The CNY Network was the first area wide transportation plan in the US to be based on the concept of providing charging stations “where the car wants to go, not where it lives.”

The CNY Network locations include DestinyUSA, higher education institutions such as SUNY-ESF, venues such as the JFK Arena in Rome, NY and Oncenter Convention Center, as well as 39 downtown commuter parking locations in Syracuse, NY.

For more information about EVPass, please visit www.MyEVPass.com.

Forward-Looking Safe Harbor Statement
This press release contains forward-looking statements as defined within Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the near future.  Those statements include statements regarding the intent, belief or current expectations of Car Charging Group, Inc., and members of its management as well as the assumptions on which such statements are based. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. Car Charging Group, Inc. undertakes no obligation to update or revise forward-looking statements to reflect changed circumstances.

CarCharging Media Contact:	Synapse Sustainability Trust Media Contact:	CarCharging Investor Relations:
Suzanne Tamargo	Dana Johnston	Constellation Asset Advisors, Inc.
(305) 521-0200 x214	315-475-3700	(415) 524-8500
Suzanne@CarCharging.com	djohnston@synapsellc.com	www.ConstellationAA.com

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